Form 10KSB, Exhibit 13
period 2006-12-31
SouthEast Bancshares, Inc.
filed 2007-03-19
CIK 1385090

EXHIBIT 13
SOUTHEAST BANK & TRUST
AND SUBSIDIARY
CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2006

C O N T E N T S

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of operations	3
Consolidated statements of changes in stockholders’ equity	4
Consolidated statements of cash flows	5
Notes to consolidated financial statements	6-28

Report of Independent Registered Public Accounting Firm
To the Stockholders and
  Board of Directors
SouthEast Bank & Trust
Athens, Tennessee
     We have audited the accompanying consolidated balance sheets of SouthEast Bank & Trust and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SouthEast Bank & Trust and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/S/ HAZLETT, LEWIS & BIETER, PLLC
Chattanooga, Tennessee
February 2, 2007

SOUTHEAST BANK & TRUST AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS

Cash and due from banks	$4,311,361	$3,756,539
Federal funds sold	4,395,839	4,570,803

Total cash and cash equivalents	8,707,200	8,327,342

Securities available for sale	17,374,584	13,646,524
Restricted investments	808,383	762,435
Loans, net of allowance for loan losses of $1,644,634 in 2006 and $1,361,567 in 2005	144,364,908	113,834,146
Premises and equipment	7,569,344	6,100,026
Accrued interest receivable	907,644	644,456
Intangible assets	946,231	—
Cash surrender value of life insurance	761,952	399,614
Other assets	796,917	466,495

Total assets	$182,237,163	$144,181,038

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand deposits	$13,726,850	$9,010,161
Interest-bearing demand deposits	20,920,560	18,558,591
Savings and money market accounts	32,470,373	34,982,187
Time deposits	97,378,299	63,304,322

Total deposits	164,496,082	125,855,261

Accrued interest payable	576,241	288,860
Federal Home Loan Bank advances	3,000,000	5,700,000
Accrued expenses and other liabilities	354,930	289,189

Total liabilities	168,427,253	132,133,310

Stockholders’ equity:
Common stock, $1.00 par value; 4,000,000 shares authorized; shares outstanding of 1,284,379	1,284,379	1,284,379
Surplus	12,224,118	12,176,118
Undivided profits (deficit)	336,722	(1,157,278)
Accumulated other comprehensive income	(35,309)	(255,491)

Total stockholders’ equity	13,809,910	12,047,728

Total liabilities and stockholders’ equity	$182,237,163	$144,181,038

The Notes to Consolidated Financial Statements are an integral part of these statements.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2006 and 2005

	2006	2005
INTEREST INCOME
Loans, including fees	$10,203,647	$7,372,114
Securities	656,792	420,563
Federal funds sold and other	273,959	181,053

Total interest income	11,134,398	7,973,730

INTEREST EXPENSE
Deposits	4,680,331	2,888,743
Federal funds borrowed	13,216	—
Federal Home Loan Bank advances	185,199	202,271

Total interest expense	4,878,746	3,091,014

Net interest income	6,255,652	4,882,716

Provision for loan losses	460,000	511,175

Net interest income after provision for loan losses	5,795,652	4,371,541

NONINTEREST INCOME
Customer service fees	1,387,184	1,201,658
Loss on sale of premises and equipment	—	(17,647)
Other noninterest income	221,223	152,727

	1,608,407	1,336,738

NONINTEREST EXPENSES
Salaries and employee benefits	2,870,927	2,275,350
Occupancy and equipment	813,773	685,703
Data processing	334,393	231,966
Other operating expenses	1,666,966	1,169,775

	5,686,059	4,362,794

Net income before income taxes	1,718,000	1,345,485

Provision for income taxes	224,000	—

Net income	$1,494,000	$1,345,485

EARNINGS PER COMMON SHARE
Basic	$1.16	$1.07
Diluted	1.12	1.03

The Notes to Consolidated Financial Statements are an integral part of these statements.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2006 and 2005

						Accumulated
		Total			Undivided	Other
	Comprehensive	Stockholders’	Common		Profits	Comprehensive
	Income	Equity	Stock	Surplus	(Deficit)	Income
BALANCE, December 31, 2004		$9,870,689	$1,181,728	$11,252,259	$(2,502,763)	$(60,535)

Issuance of common stock		1,026,510	102,651	923,859	—	—

Comprehensive income:
Net income	$1,345,485	1,345,485	—	—	1,345,485	—

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities available for sale	(194,956)	(194,956)	—	—	—	(194,956)

Total comprehensive income	$1,150,529

BALANCE, December 31, 2005		12,047,728	1,284,379	12,176,118	(1,157,278)	(255,491)

Comprehensive income:
Net income	$1,494,000	1,494,000	—	—	1,494,000	—

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities available for sale	220,182	220,182	—	—	—	220,182

Total comprehensive income	$1,714,182

Stock-based compensation, net of tax benefits		48,000	—	48,000	—	—

BALANCE, December 31, 2006		$13,809,910	$1,284,379	$12,224,118	$336,722	$(35,309)

The Notes to Consolidated Financial Statements are an integral part of these statements.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,494,000	$1,345,485
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	462,229	399,739
Provision for loan losses	460,000	511,175
Stock based compensation	48,000	—
Deferred income taxes	(295,900)	—
Loss (gain) on sale of premise and equipment	(71)	17,647
Change in operating assets and liabilities:
Accrued interest receivable	(263,188)	(221,781)
Accrued interest payable	287,381	95,395
Other assets and liabilities	7,466	(13,078)

Net cash provided by operating activities	2,199,917	2,134,582

CASH FLOWS FROM INVESTING ACTIVITIES
Loan originations and principal collections, net	(24,170,515)	(22,067,346)
Proceeds from sales, maturities, calls and prepayments of securities available for sale	4,534,574	1,916,571
Purchase of securities available for sale	(8,043,586)	(4,477,257)
Purchase of restricted investments	(20,100)	(74,451)
Proceeds from sale of other real estate	161,808	299,730
Purchase of other real estate	—	(43,956)
Proceeds from branch acquisition	11,604,474	—
Purchase of life insurance	(360,273)	(396,000)
Proceeds from sale of premises and equipment	331,032	—
Purchase of premises and equipment	(929,170)	(634,730)

Net cash used in investing activities	(16,891,756)	(25,477,439)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	17,771,697	24,945,796
Proceeds from Federal Home Loan Bank advances, net	(2,700,000)	(1,500,000)
Proceeds from issuance of common stock	—	1,026,510

Net cash provided by financing activities	15,071,697	24,472,306

NET INCREASE IN CASH AND CASH EQUIVALENTS	379,858	1,129,449

CASH AND CASH EQUIVALENTS, beginning of year	8,327,342	7,197,893

CASH AND CASH EQUIVALENTS, end of year	$8,707,200	$8,327,342

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,615,558	$2,995,619
Income taxes	349,150	—

Branch acquisition :
Loans	$(7,023,119)	$—
Premise and equipment	(1,307,167)	—
Deposits	20,869,124	—
Deposit premium	(970,495)	—
Other assets and liabilities	36,131	—

Cash received from acquisition	$11,604,474	$—

NONCASH INVESTING ACTIVITIES
Property acquired in settlement of loans	$202,872	$318,148

The Notes to Consolidated Financial Statements are an integral part of these statements.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 1.	Summary of Significant Accounting Policies
The accounting and reporting policies of SouthEast Bank & Trust (Bank) conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and results of operations are summarized as follows:
Nature of operations and geographic concentration:
The Bank provides a variety of financial services to individuals and corporate customers at its offices in Athens, Cleveland, Decatur, Dayton, Spring City, and Ten Mile, Tennessee. The Bank’s primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are commercial, residential, and consumer loans. The Bank defines its market area as all counties in which it operates and all contiguous counties.
Principles of consolidation:
The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, Frontier Reinsurance Company. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of estimates:
In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.
Securities available for sale:
Securities available for sale are carried at market value with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on securities available for sale are included in other income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 1.	Summary of Significant Accounting Policies (continued)
Securities available for sale: (continued)
Declines in the market value of individual held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the market value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.
Loans:
The Bank grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout southeast Tennessee. The ability of the Bank’s debtors to honor their contract is dependent upon the real estate and general economic conditions in this area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Unsecured loans are typically charged off after becoming 90 days delinquent. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for loan losses:
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 1.	Summary of Significant Accounting Policies (continued)
Allowance for loan losses: (continued)
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
The loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-be-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 1.	Summary of Significant Accounting Policies (continued)
Premises and equipment:
Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.
Other real estate owned:
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank’s carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
Income taxes:
Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to differences between the basis of the allowance for loan losses, accumulated depreciation and amortization of start-up costs. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.
Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Cash flows:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 1.	Summary of Significant Accounting Policies (continued)
Advertising costs:
The Bank expenses all advertising costs as incurred. Advertising expense was $228,040 and $151,000 for the years ended December 31, 2006 and 2005, respectively.
Stock option plan:
In December 2004, the Financial Accounting Standards Board issued SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123R is a replacement of SFAS No. 123 “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and its related interpretive guidance. The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123R permits entities to use any option-pricing model that meets the fair value objective in the Statement.
The Bank adopted SFAS 123R on January 1, 2006, under the modified prospective method. Compensation cost has been measured using the fair value of an award on the grant dates and is recognized over the service period, which is usually the vesting period. Compensation cost related to the non-vested portion of awards outstanding as of that date was based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, the Bank was not required to re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of SFAS 123R.
The Bank had applied APB 25 and related Interpretations, in accounting for the stock option plan prior to January 1, 2006. Under APB 25, stock options issued under the Bank’s stock option plan have no intrinsic value at the grant date, and therefore, no compensation cost is recognized for them.
Segment reporting:
Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” provides for the identification of reportable segments on the basis of discreet business units and their financial information to the extent such units are reviewed by an entity’s chief decision maker (which can be an individual or group of management persons).

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 1.	Summary of Significant Accounting Policies (continued)
Segment reporting: (continued)
The Statement permits aggregation or combination of segments that have similar characteristics. In the Bank’s operations, each branch is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the branches operate independently and are managed and monitored separately, each is substantially similar in terms of business focus, type of customers, products and services. Accordingly, the Bank’s consolidated financial statements reflect the presentation of segment information on an aggregated basis in one reportable segment.
Transfers of financial assets:
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Note 2.	Securities
Securities have been classified in the balance sheets according to management’s intent as securities available for sale. The amortized cost and market value of securities at December 31, 2006 and 2005, are as follows:

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Securities of U.S. Government agencies	$9,037,784	$6,855	$(72,665)	$8,971,974

Mortgage-backed securities	7,236,430	48,153	(54,638)	7,229,945

State and municipal securities	1,159,178	15,639	(2,152)	1,172,665

	$17,433,392	$70,647	$(129,455)	$17,374,584

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 2.	Securities (continued)

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Securities of U.S. Government agencies	$10,834,824	$—	$(188,839)	$10,645,985

Mortgage-backed securities	3,028,168	—	(70,860)	2,957,308

State and municipal securities	39,023	4,208	—	43,231

	$13,902,015	$4,208	$(259,699)	$13,646,524

Securities with a book value of approximately $13,334,000 and $11,908,000 at December 31, 2006 and 2005, respectively, were pledged for public funds.
The amortized cost and market value of securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Market
	Cost	Value
Due in one year or less	$4,549,981	$4,510,429
Due from one to five years	4,487,802	4,461,545
Due from five to ten years	1,112,683	1,100,209
Due after ten years	7,282,926	7,302,401

	$17,433,392	$17,374,584

There was one sale of a security during 2006, resulting in a gain of $9,294. There were no sales of securities in 2005.
At December 31, 2006 and 2005, gross unrealized losses on investments were insignificant in relation to the Bank’s investment portfolio.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 3.	Restricted Investments
The Bank is a member of the Federal Home Loan Bank (FHLB) and as such is required to maintain an investment in the capital stock of FHLB of Cincinnati. The Bank also maintains investments in the capital stock of The Bankers Bank and The Plateau Group. These investments are carried at cost which approximates the fair value of such stock. The amount of FHLB stock required to be held by the Bank is adjusted annually based on a determination made by the FHLB of Cincinnati. At December 31, 2006 and 2005, the Bank’s investment in these stocks was $808,383 and $762,435, respectively.
Note 4.	Loans and Allowance for Loan Losses
At December 31, 2006 and 2005, the Bank’s loans consist of the following:

	2006	2005
	(in thousands)
Real estate loans:
Residential 1-4 family	$58,489	$47,224
Commercial	34,754	25,905
Construction	12,836	7,058
Other	5,424	4,671

Total mortgage loans on real estate	111,503	84,858

Commercial and industrial loans	18,302	15,977
Consumer loans	13,078	11,817
Other	3,157	2,568

Total loans	146,040	115,220

Less — Allowance for loan losses	(1,645)	(1,362)
Less — Deferred loan fees	(30)	(24)

Net loans	$144,365	$113,834

A summary of transactions in the allowance for loan losses for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
Balance, beginning of year	$1,361,567	$1,172,129

Provision charged to operating expense	460,000	511,175
Recoveries of loans charged off	66,963	37,206
Loans charged off	(243,896)	(358,943)

Balance, end of year	$1,644,634	$1,361,567

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 4.	Loans and Allowance for Loan Losses (continued)
The Bank’s only significant concentration of credit at December 31, 2006, occurred in real estate loans, which totaled approximately $111,503,000, or 76 percent of total loans. These loans were primarily residential mortgage loans, but also include commercial loans secured by commercial properties. Substantially all real estate loans are secured by properties located in Tennessee.
At December 31, 2006 and 2005, loans that were specifically classified as impaired and loans that were past due ninety days or more and still accruing interest were insignificant in relation to the Bank’s loan portfolio.
Interest income recognized on impaired loans was insignificant to total interest income on loans for each of the years ending December 31, 2006 and 2005.
Note 5.	Premises and Equipment
A summary of premises and equipment at December 31, 2006 and 2005, is as follows:

	2006	2005
Land	$2,055,002	$1,877,570
Buildings and improvements	4,770,462	3,439,157
Furniture, fixtures and equipment	2,110,479	1,719,365
Vehicles	23,928	23,928

	8,959,871	7,060,020

Accumulated depreciation	(1,390,527)	(959,994)

	$7,569,344	$6,100,026

Depreciation expense for the years ended December 31, 2006 and 2005, amounted to $381,699 and $341,589, respectively.
Note 6.	Time Deposits
The aggregate amount of time deposits in denominations of $100,000 or more was approximately $42,087,000 at December 31, 2006. At December 31, 2006, the scheduled maturities of time deposits are as follows (in thousands):

Less than one year	$86,745
1 through 3 years	8,068
3 through 5 years	2,565

$97,378

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 7.	Federal Home Loan Bank Advances
The Bank has agreements with the Federal Home Loan Bank of Cincinnati (FHLB) that can provide fixed or floating rate advances to the Bank in an amount up to $24,732,667. All of the Bank’s loans secured by first mortgages on 1-4 family residential properties are pledged as collateral for these advances.
At December 31, 2006 and 2005, FHLB advances consist of the following:

	2006	2005
Long-term advance dated May 19, 2004, requiring monthly interest payments, fixed at 4.66%, principal due in May 2009	$1,000,000	$1,000,000

Long-term advance dated August 5, 2004, requiring monthly interest payments, fixed at 2.92%, principal due in February 2006	—	2,000,000

Long-term advance dated August 5, 2004, requiring monthly interest payments, fixed at 3.30%, principal due in November 2006	—	700,000

Long-term advance dated July 21, 2005, requiring monthly interest payments, fixed at 4.62%, principal due in July 2010	2,000,000	2,000,000

	$3,000,000	$5,700,000

Aggregate maturities of principal payments required on FHLB advances at December 31, 2006, are as follows:

2009	$1,000,000
2010	2,000,000

$3,000,000

Note 8.	Stock Option Plan and Stock Warrants
Stock warrants:
Initial subscribers to the Bank’s common stock received a warrant to purchase one share of common stock for every five (5) shares of common stock the subscriber purchased in the initial offering. The warrants entitled the holder thereof to purchase additional shares at $10.00 per share and such warrants expired on April 29, 2005.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 8.	Stock Option Plan and Stock Warrants (continued)
Stock options:
The Bank has a stock option plan which is administered by the Board of Directors and provides for both incentive stock options and nonqualified stock options. The Plan’s purpose is to attract, retain, motivate and reward management, key employees and directors. Under the Plan the purchase price of all options granted is to be at fair market value of the common stock on the date of grant. The maximum number of shares of common stock that can be granted under the Plan is 250,000, and options may be granted with vesting and expiration terms not to exceed 10 years. The effect of stock options forfeited is recognized as the forfeitures occur. Effective January 1, 2006, the Bank adopted SFAS 123R, which requires that compensation cost relating to share-based payment transactions be recognized in the financial statements with measurement based upon the fair value of the equity or liability instruments issued. For the year ended December 31, 2006, the Bank recognized $48,000 in compensation expense for stock options. At December 31, 2006, all granted options were vested.
The following table illustrates the effect on the Bank’s 2005 reported net income and earnings per share if the Bank had applied the fair value recognition provision of SFAS 123 to stock-based employee compensation for the year ended December 31, 2005:

Net income, as reported	$1,345,485

Effect of stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(19,483)

Pro forma net income	$1,326,002

Earnings per share:
Basic — as reported	$1.07

Basic — pro forma	$1.05

Diluted — as reported	$1.03

Diluted — pro forma	$1.01

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 8.	Stock Option Plan and Stock Warrants (continued)
     The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2006		2005
Dividend yield		2.5%		—
Expected life	10	years	10	years
Expected volatility		9.7%		10.0%
Risk-free interest rate		5.0%		4.5%
The expected volatility is estimated from historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Bank’s history and expectation of dividend payouts.
A summary of activity in the stock option plan for the years ended December 31, 2006 and 2005, is as follows:

	2006		2005
	Number	Weighted Average	Number	Weighted Average
	of Shares	Exercise Price	of Shares	Exercise Price
Outstanding at beginning of year	155,000	$10.07	151,500	$10.00
Options granted	14,500	17.00	3,500	13.00
Options exercised	—	—	—	—
Options forfeited	—	—	—	—

Outstanding at end of year	169,500	$10.66	155,000	$10.07

The weighted-average fair value of options granted was $3.31 per share in 2006 and $4.71 per share in 2005. If not exercised, the options will expire from 2012 to 2016.
The aggregate intrinsic value of options outstanding and exercisable at December 31, 2006, is $1,583,000. The aggregate intrinsic value represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on changes in the market value of the Company’s stock.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 8.	Stock Option Plan and Stock Warrants (continued)
Information pertaining to options outstanding at December 31, 2006, is as follows:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Price	Outstanding	Life	Price	Exercisable	Price
$ 10.00	151,500	5.3 Years	$10.00	151,500	$10.00
13.00	3,500	8.4 Years	13.00	3,500	13.00
17.00	14,500	9.4 Years	17.00	14,500	17.00

Outstanding at end of year	169,500	5.7 Years	10.66	169,500	10.66

All options outstanding at December 31, 2006 were vested. The total fair value of             shares vested during 2006 was $246,500.
Note 9.	Income Taxes
Income tax expense in the statements of income for the years ended December 31, 2006 and 2005, includes the following:

	2006	2005
Current tax expense:
Federal	$415,200	$—
State	104,700	—

Deferred tax expense (benefit) related to:
Net operating loss carryforward	248,700	557,000
Amortization of start-up costs	54,300	54,300
Provision for loan losses	(104,800)	(108,600)
Depreciation	(12,800)	(600)
Other	(36,700)	(1,600)

Change in deferred tax asset valuation allowance	(444,600)	(500,500)

Total income tax expense	$224,000	$—

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 9.	Income Taxes (continued)
The income tax expense is different from the expected tax expense computed by multiplying income before income tax expense by the statutory income tax rates.

	2006	2005
Federal income tax computed at the statutory rate	$584,000	$457,000
State income taxes, net of federal tax benefit	73,700	57,800
Change in deferred tax asset valuation allowance	(444,600)	(500,500)
Other	10,900	(14,300)

Total income tax expense	$224,000	$—

The tax effects of temporary differences that give rise to the significant portions of deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005, are as follows:

	2006	2005
Deferred tax assets:
Net operating loss carryforward	$—	$248,700
Amortization of start-up costs	18,100	72,300
Provision for loan losses	521,400	416,500
Other	32,600	16,500

	572,100	754,000

Valuation allowance	—	(444,600)

	$572,100	$309,400

Deferred tax liabilities:
Depreciation	$255,300	$268,100
Other	59,300	41,300

	$314,600	$309,400

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 10.	Financial Instruments With Off-Balance-Sheet Risk
In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.
The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet. At December 31, 2006, commitments under standby letters of credit and undisbursed loan commitments aggregated $39,478,000.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 2006 or 2005.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 11.	Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by Tennessee Department of Financial Institutions and the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2006, the most recent notification from the Bank’s primary regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s prompt corrective action category.
The Bank’s actual capital amounts and ratios are also presented in the table. Dollar amounts are presented in thousands.

					Minimum to be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2006:
Total capital (to risk-weighted assets)	$14,415	10.23%	$11,275	8.00%	$14,093	10.00%
Tier I capital (to risk-weighted assets)	12,770	9.06%	5,637	4.00%	8,456	6.00%
Tier I capital (to average assets)	12,770	7.09%	7,209	4.00%	9,012	5.00%

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 11.	Regulatory Matters (continued)

					Minimum to be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2005:
Total capital (to risk-weighted assets)	$13,623	12.45%	$8,755	8.00%	$10,944	10.00%
Tier I capital (to risk-weighted assets)	12,262	11.20%	4,378	4.00%	6,567	6.00%
Tier I capital (to average assets)	12,262	8.77%	5,594	4.00%	6,993	5.00%
Note 12.	Other Comprehensive Income
Other comprehensive income consists of unrealized holding gains and losses on securities available for sale. A summary of other comprehensive income and the related tax effects for the years ended December 31, 2006 and 2005, is as follows:

		Tax
	Before-Tax	(Expense)	Net-of-Tax
	Amount	Benefit	Amount
Year ended December 31, 2006:
Unrealized holding gains and losses arising during the period	$366,095	$(140,178)	$225,917

Less reclassification adjustment for gains realized in net income	9,294	(3,559)	5,735

	$356,801	$(136,319)	$220,182

Year ended December 31, 2005:
Unrealized holding gains and losses arising during the period	$(315,923)	$120,967	$(194,956)

Less reclassification adjustment for gains realized in net income	—	—	—

	$(315,923)	$120,967	$(194,956)

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 13.	Earnings Per Common Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.
Potential common shares that may be issued by the Bank relate to outstanding stock options, determined using the treasury stock method.
Earnings per common share have been computed based on the following:

	2006	2005
Net income	$1,494,000	$1,345,485

Average number of common shares outstanding	1,284,379	1,257,856

Effect of dilutive stock options and warrants	48,426	50,967

Average number of common shares outstanding used to calculate diluted earnings per common share	1,332,805	1,308,823

Note 14.	Fair Value of Financial Instruments
Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature; involve uncertainties and matters of judgment; and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:
Cash and cash equivalents:
For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 14.	Fair Value of Financial Instruments (continued)
Securities:
The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.
Restricted investments:
The carrying amount of restricted investments approximates fair value based on the stock redemption provisions of the respective entities.
Loans:
The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, adjusted for credit risk and servicing costs. The estimate of maturity is based on historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
Cash surrender value of life insurance:
The carrying amount is a reasonable estimate of fair value.
Deposits:
The fair value of deposits with no stated maturity, such as demand deposits, money market accounts, and savings deposits, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
Federal Home Loan Bank advances:
The carrying amount of Federal Home Loan Bank borrowings is a reasonable estimate of fair value.
Commitments to extend credit, letters of credit and lines of credit:
The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 14.	Fair Value of Financial Instruments (continued)
The carrying amount and estimated fair value of the Bank’s financial instruments at December 31, 2006 and 2005, are as follows (in thousands):

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and due from banks	$4,311	$4,311	$3,757	$3,757
Federal funds sold	4,396	4,396	4,571	4,571
Securities	17,375	17,375	13,647	13,647
Restricted investments	808	808	762	762
Net loans	144,365	144,041	113,834	112,918
Cash surrender value of life insurance	762	762	400	400

Liabilities:
Noninterest-bearing demand deposits	13,727	13,727	9,010	9,010
Interest-bearing demand deposits	20,921	20,921	18,559	18,559
Savings deposits and money market accounts	32,470	34,470	34,982	34,982
Time deposits	97,378	97,231	63,304	62,755
Federal Home Loan Bank advances	3,000	3,000	5,700	5,700

Unrecognized financial instruments (net of contract amount):
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—
Note 15.	Related Party Transactions
The Bank has granted loans to its officers and directors in the normal course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. These loans amounted to approximately $3,625,000 and $3,030,000 at December 31, 2006, and 2005, respectively. Annual activity consisted of the following:

Balances outstanding, December 31, 2005	$3,029,600
New loans	2,515,900
Repayments	(1,920,500)

Balances outstanding, December 31, 2006	$3,625,000

Officers and directors had deposits totaling approximately $2,465,000 at December 31, 2006.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 16.	Employee Benefit Plan
The Bank provides a deferred salary reduction plan (Plan) under Section 401(k) of the Internal Revenue Code covering substantially all employees who have completed at least one year of service. The Bank matches 100% of the participant’s contribution up to 5% of the participant’s compensation. The Bank’s contribution to the Plan was $97,081 in 2006 and $81,483 in 2005.
Note 17.	Acquisition
On September 30, 2006, the Bank acquired certain assets and assumed all the deposits and liabilities of Peoples State Bank’s branch office located in Spring City, Tennessee. Assets acquired, primarily loans receivable, amounted to approximately $7,000,000 and liabilities of approximately $20,900,000 were assumed. The excess of purchase price over the fair value of the assets acquired of $970,495 was recorded as an intangible asset separable from goodwill, as it pertained to core deposits, and met the separability criteria of SFAS No. 141, “Business Combinations” (SFAS 141). The Bank is amortizing the intangible asset using the straight-line method over its estimated benefit period of 10 years resulting in amortization expense of $94,050 annually. The Bank recognized amortization expense of $24,264 for the period ended December 31, 2006.
The acquisition was accounted for under the provisions of SFAS 141 and the results of operations have been included in the accompanying consolidated financial statements since its date of acquisition. Pro-forma disclosures of the acquisition have not been included, as the overall impact of the acquisition was not significant in relation to the Bank’s operating results.
Note 18.	Recent Accounting Pronouncements
SFAS 156, “Accounting for Servicing of Financial Assets — an Amendment of FASB Statement No. 140.” SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes a contractual obligation to service a financial asset in certain circumstances. All separately recognized servicing assets and servicing liabilities are required to be initially measured at fair value. Subsequent measurement methods include the amortization method, whereby servicing assets or servicing liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss, or the fair value method, whereby servicing assets or servicing liabilities are measured at fair value at each reporting date and changes in fair value are reported in earnings in the period in which they occur. If the amortization method is used, an entity must assess servicing assets or servicing liabilities for impairment or increased obligation based on the fair value at each reporting date. SFAS 156 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of SFAS 156 on the consolidated financial statements.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 18.	Recent Accounting Pronouncements (continued)
SFAS 157, “Fair Value Measurements” — SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. The definition of fair value focuses on the exit price, i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not the entry price, i.e., the price that would be paid to acquire the asset or received to assume the liability at the measurement date. The statement emphasizes that fair value is a market-based measurement; not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. The effective date for SFAS 157 is for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact of SFAS 157 on the consolidated financial statements.
In July 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We are currently evaluating the impact of FIN 48 on the consolidated financial statements.
In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both the balance sheet and income statement approach when quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the Bank’s fiscal year ending December 31, 2006. SAB 108 did not have a material impact on the 2006 consolidated financial statements.

SOUTHEAST BANK & TRUST AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
Note 19.	Share Exchange
At a special called meeting of the shareholders on August 22, 2006, the shareholders approved the formation of a holding company and an Agreement and Plan of Share Exchange whereby the Bank would become a wholly-owned subsidiary of the holding company. On October 24, 2006, the Bank made application to the Federal Reserve for formation of a bank holding company to be known as SouthEast Bancshares, Inc. This application was approved by the Federal Reserve on December 1, 2006, and the share exchange was consummated on January 2, 2007. Shareholders of the Bank received one share of common stock of SouthEast Bancshares, Inc. in exchange for each share of common stock of SouthEast Bank & Trust.